Exhibit 99

Contact:

Megan Reiss

Exact Sciences Corp.

meganreiss@exactsciences.com

608-535-8815

For Immediate Release

Cologuard® revenue increased to $57.6 million during second quarter

Test volume grew 149 percent from second quarter of 2016 to 135,000 completed tests

•                  Revenue guidance raised to $230-240 million for 2017, from $195-205 million

•                  Guidance for Cologuard tests to be completed during 2017 increased to at least 550,000 tests, from at least 470,000

•                  11,000 additional providers ordered Cologuard for the first time during the second quarter, and insurance coverage expanded to 86 percent of target population

MADISON, Wis., July 25, 2017 - Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenue of $57.6 million and completed approximately 135,000 Cologuard tests during the quarter ended June 30, 2017. Second-quarter 2017 revenue and completed Cologuard test volume grew 172 percent and 149 percent from the same period of 2016, respectively.

“As patient and physician demand for Cologuard continues to grow, momentum is increasing toward Cologuard becoming part of the standard of care in colon cancer screening,” said Kevin Conroy, chairman and CEO of Exact Sciences. “We will continue investing in the long-term and sustainable growth of Cologuard to ensure the millions of people who need to be screened for colon cancer have access to our non-invasive test.”

Second-Quarter 2017 Financial Results

For the three-month period ended June 30, 2017, as compared to the same period of 2016 (where applicable):

•                  Average recognized revenue per test was $428, an increase of 9 percent

•                  Average cost per test was $133, an improvement of 28 percent

•                  Gross margin was 69 percent, an increase of 1,650 basis points

•                  Operating expenses were $71.1 million, an increase of 26 percent

•                  Net loss was $30.8 million or $0.27 per share, compared to $44.8 million or $0.46 per share during the same period of 2016

•                  Cash utilization was $43.9 million, including $15 million paid to MDx Health as previously disclosed for the acquisition of certain patent rights

•                  Cash, cash equivalents and marketable securities were $484.3 million at the end of the quarter

Second-Quarter 2017 and Recent Business Highlights

Provider growth

•                  Roughly 11,000 healthcare providers ordered their first Cologuard test during the second quarter of 2017.

•                  Since Cologuard was launched, approximately 81,000 providers have ordered the test through the end of the second quarter of 2017.

Coverage progress

•                  As of July 24, 2017, approximately 235 million Americans are members of health plans that cover Cologuard.

•                  86 percent of those who should be screened for colorectal cancer are covered.

Updated 2017 Outlook

•                  The company anticipates revenue of $230-240 million and completed Cologuard test volume of at least 550,000 tests during 2017.

•                  The company’s previous guidance was $195-205 million in revenue and at least 470,000 completed Cologuard tests.

•                  The company anticipates completing at least 150,000 Cologuard tests during the third quarter of 2017.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. The anticipated targets are not predictions of the company’s actual performance. See the cautionary information about forward-looking statements in the “Safe Harbor Statement” section of this press release.

Second-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, July 25, 2017, at 5 p.m. ET to discuss second-quarter 2017 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial +1-647-788-4901.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 800-585-8367 domestically or +1-416-621-4642 internationally. The access code for the conference call and replay is 51121804. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer Society’s (2014) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2016) and National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payer reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of the adoption, modification or repeal of any healthcare reform law, rule, order, interpretation or policy; the effects of changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Laboratory service revenue	$57,646	$21,185	$106,009	$36,020
	57,646	21,185	106,009	36,020

Cost of sales	17,991	10,097	34,972	19,156
Gross margin	39,655	11,088	71,037	16,864

Operating Expenses:
Research and development	9,737	8,640	17,739	18,766
General and administrative	24,609	17,284	44,679	35,108
Sales and marketing	36,728	30,301	75,529	56,012
Total operating expenses	71,074	56,225	137,947	109,886

Loss from operations	(31,419)	(45,137)	(66,910)	(93,022)

Investment income	683	425	1,278	891
Interest expense	(54)	(53)	(104)	(107)

Net loss	$(30,790)	$(44,765)	$(65,736)	$(92,238)

Net loss per share - basic and diluted	$(0.27)	$(0.46)	$(0.59)	$(0.95)

Weighted average common shares outstanding - basic and diluted	112,847	97,902	111,721	97,578

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$180,407	$48,921
Marketable securities	303,853	262,179
Accounts receivable, net	22,591	8,526
Inventory, net	12,410	6,833
Prepaid expenses and other current assets	6,872	7,114
Property and equipment, net	42,048	38,142
Other long-term assets	14,420	5,325
Total assets	$582,601	$377,040

Liabilities and stockholders’ equity
Total current liabilities	$31,293	$30,692
Long term debt	4,552	4,633
Long term other liabilities	5,684	5,734
Lease incentive obligation, less current portion	378	686
Total stockholders’ equity	540,694	335,295
Total liabilities and stockholders’ equity	$582,601	$377,040